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                                                                      EXHIBIT 18


                          CBI BENEFIT RESTORATION PLAN

                     (as amended through September 9, 1986)


                 This CBI Benefit Restoration Plan is adopted by CBI Industries, Inc., for the purpose of restoring to certain Participants retirement benefits of which they would otherwise be deprived through the operation of certain laws of the United States.

                 1. Each person who is a Participant (as that term is defined in the respective plans) in the CBI Pension Plan or the CBI Profit Sharing Plan who is deprived of benefits that otherwise would accrue and be payable to him or his beneficiary but for the limitation provision of the Employee Retirement Income Security Act of 1974 or the Internal Revenue Code and limiting provisions of either plan implementing those statutory limitations shall be entitled to a benefit under this plan in the amount of benefits so deprived because of such statutory limitations, so that the aggregate benefits under this plan and those plans shall equal the benefits such person would have been entitled to receive under those plans if the statutory limitations had not been in effect.

                 2. Such benefit shall be paid by the Company in the same form and at the same time as benefits paid under the respective Plan in respect to which the excess amount is paid. However, the payment of such excess amount shall not otherwise be subject to any of the provisions of those plans.

                 3. Payment of such benefit shall be made only from either the general assets of the Company, or from assets placed by the Company in such form of grantor trust (as that term is used in the Internal Revenue Code, as amended) as shall permit access to such assets only by the Company's judgment creditors. No person shall have rights in or to any specific assets of the Company.

                 4. This plan may be amended by further action of the board of directors, but no such amendment shall have the effect of terminating or reducing benefits of any retired person who was a Participant at the time of retirement or of depriving any person who is a Participant at the time of such amendment of any future benefit to which that person would have otherwise become entitled upon retirement pursuant to this plan as it existed immediately prior to such amendment, or of reducing any such benefit. Notwithstanding the foregoing, nothing in this plan shall confer upon any Participant any right of continued employment.


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Identified as resolutions duly adopted by the Board of Directors of CBI
Industries, Inc. at its regular meeting of March 1, 1988.

                 After discussion, and on motion made, seconded and carried, the following resolutions were unanimously adopted:

                          RESOLVED, that the CBI Benefit Restoration Plan, as
                 amended through September 9, 1986, is further amended effective February 1, 1988 such that Paragraph 3 of the Plan shall henceforth read as follows:


                          "Payment of such benefit shall be made only from either the general assets of the Company, or from assets placed by the Company in such form of grantor trust (as that term is used in the Internal Revenue Code of 1986, as amended) as shall permit access to such assets only by the Company's general creditors in bankruptcy or insolvency. No person shall have rights in or to any specific assets of the Company."

                                  RESOLVED FURTHER, that the Board hereby
                 ratifies and confirms action taken by the Vice-President - Human Resources on behalf of the Company in executing the "CBI Supplemental Survivors' Benefit and Benefit Restoration Trust Agreement", dated February 8, 1988, by and between the Company and Gary-Wheaton Bank, an Illinois banking corporation, which Agreement establishes a Trust which is intended to constitute a grantor trust as is contemplated by this resolution and which trust shall merger and consolidate into a single trust the CBI Supplemental Survivors' Benefit Trust and CBI Benefit Restoration Trust all as further provided by the terms of the Agreement.


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Identified as a resolution duly adopted by the Board of Directors of CBI
Industries, Inc. at its regular meeting of January 10, 1990.

                 After discussion, and on motion made, seconded and carried, the following resolutions were unanimously adopted:

                          RESOLVED, that the CBI Benefit Restoration Plan, as
                 amended through February 1, 1988, is further amended effective January 1, 1990 such that Paragraph 1 of the Plan shall henceforth read as follows:


                          "Each person who is a Participant (as that term is used in the respective plans) in the CBI Pension Plan, CBI 401(k) Pay Deferral Plan (formerly the CBI Profit-Sharing Plan), the CBI Salaried Employee Stock Ownership Plan (1987) or any other tax qualified pension benefit plan who is deprived of benefits that otherwise would accrue and be payable to him or his beneficiary but for the limitation provisions of the Employee Retirement Income Security Act of 1974, as amended, or the Internal Revenue Act of 1986, as amended, and limiting provision of any of such plans implementing such statutory limitations, shall be entitled to a benefit under this plan in the amount of benefits so deprived because of such statutory limitations, so that the aggregate benefits under this plan and those plans shall equal the benefits such person would have been entitled to receive under those plans if the statutory limitations had not been in effect. The computation of such "aggregate benefits" shall take into account 1) any individual employee agreements with respect to pension benefits, and 2) non-statutory limitations within the terms of any of such plans, including, but not limited to, limitations on or deductions from benefits payable under the CBI Pension Plan as a result of the benefits paid under the CBI Salaried Employee Stock Ownership Plan (1987)."